UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2013

HARBOR ISLAND DEVELOPMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-54618	27-2464185
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8817 Thornton Heath Drive
Chesterfield, VA 23832
(Address of principal executive office)

888-727-9155
(Registrant's telephone number, including area code)

2275 N.W. 150th Street, Unit B
Opa Locka, FL 33054
(305) 688-7494
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 – CHANGES IN CONTROL OF REGISTRANT

On April 3, 2013, Chuck Anton acquired control of three hundred million (300,000,000) restricted shares of the Company’s issued and outstanding common stock, representing approximately 66.67% of the Company’s total issued and outstanding common stock, from Julian Benavides in exchange for $15,000 per the terms of a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and between Mr. Anton and Mr. Benavides.

There are no arrangements or understandings between Mr. Benavides and Mr. Anton and/or their respective associates with respect to the election of directors or other matters.

The following table sets forth, as of April 3, 2013, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 450,000,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
Directors and Officers:

Chuck Anton	300,000,000	66.67%
All executive officers and directors as a group (1 person)	300,000,000	66.67%

(1) Mr. Chuck Anton acquired these shares on April 3, 2013 in a private transaction from Julian Benavides, our former sole officer and director.

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent (5%) of our common stock.

There are no arrangements known to the company, the operation of which may, at a subsequent date, result in a change in control of the company.

ITEM 5.02 – DEPARTURES OF DIRECTORS OR PRINCIPAL OFFIERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICER

Mr. Julian Benavides resigned from all positions with the Company effective as of April 3, 2013, including as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 3, 2013, Mr. Chuck Anton was appointed as the Company’s sole Director and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary.

The biography for Mr. Anton is set forth below:

Chuck Anton, 55 President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, and Director

Mr. Anton has extensive experience with Fortune 500 and startup companies. From January 2005 to September 2008, he consulted and provided marketing and telecommunications services including build-out and call center management services for EverDrive, LLC a national used auto parts internet retailer located in Richmond, VA.

From January 2008 to December 2010, he consulted with Cuore Marketing a call center client located in Richmond, VA and helped monetize client business for clients like Nascar Members Club, Direct TV, Total Gym, Infusion Brands, Protect America, Body By Jake and many others. As consultant to these companies, he was responsible for the financial aspects of the company’s growth and the respective call center management. From January 2011 to September 2011 Anton consulted with Home Care Delivered (EVP Marketing) and developed and managed the direct sales channel in print for BioDerm from October 2011 to April 2012 Medical Products located in St. Petersburg, FL.

Currently, Mr. Anton owns and operates Brandseed, Inc. and serves as a corporate consultant to various direct response companies. Providing strategic marketing, creative development, channel development and full service project management driving incremental performance based revenues for clients launching new products across multiple marketing channels.

Designed/built operational and real-time CRM suite of applications to optimize yield for its clients while optimizing sales margins for its clients. Pioneered new strategies and marketing channels to drive sales from unclosed sales calls, abandoned shopping cart traffic, online product registration, database marketing and customer reactivation marketing.

BrandSeed Group has identified, developed and implemented new incremental revenue streams for a number of clients including The Total Gym, NASCAR Membership Club, Phillips HeartStart, Body By Jake, Dual Saw, Procede HairCare, The AbDoer, Protect America, FlavorWave Oven and many others.

Created turnkey marketing platforms that consistently produced an incremental lift in sales for its clients from 20% to 50% over their stand-alone marketing efforts.

Developed industry leading platforms to utilize both inbound and outbound telemarketing to drive conversions from unclosed lead sources consistently 2 to 5 times higher than alternative strategies.

He holds a B.S. degree in Industrial & Systems Engineering from Georgia Institute of Technology. He was also is an intern fellowship recipient from Philip Morris USA while he earned his Masters in Industrial & Systems Engineering from Virginia Polytechnic Institute and State University.

Mr. Anton was a finalist for The Ernst in Young Entrepreneur of The Year and his ventures have received the Top 5 Fastest Growing Companies by The Richmond Chamber of Commerce on four different occasions. A previous company he founded was also honored by The March of Dimes as the Most Charitable Company in Richmond, Virginia. He is married with three kids and is an avid golfer and has been named to The Hall Of Fame for The Greater Richmond Bowling Association.

In light of Mr. Anton’s experience, the Board of Directors believes it is in the Company’s best interests to appoint him as our sole director.

There are no family relationships among any of our current or former directors or executive officers.

Our newly-appointed officers and directors have not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

We currently have no specific compensation arrangements with Mr. Anton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBOR ISLAND DEVELOPMENT CORPORATION

Date:  April 3, 2013

/s/ Chuck Anton
Chuck Anton
President/Director